Exhibit(g)(2)

EXHIBIT B
Fund Names
Name of Series
Genter Capital Municipal Intermediate Quality ETF
Genter Capital Taxable Intermediate Quality ETF
Indexperts Gorilla Aggressive Growth ETF
Indexperts Quality Earnings Focused ETF
Indexperts Yield Focused Fixed Income ETF
Langar Global HealthTech ETF
North Shore Equity Rotation ETF
Obra High Grade Structured Products ETF
Obra Opportunistic Structured Products ETF
Select STOXX Europe Aerospace & Defense ETF
Trajan Wealth Income Opportunities ETF
Tuttle Capital Inverse ESG ETF
Tuttle Capital Self Defense Index ETF
UVA Unconstrained Medium-Term Fixed Income ETF